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                                                             Exhibit 12

           AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)


                                                   Three Months Ended
                                                        March 31,
                                                   1997          1996
                                                 (dollars in thousands)
Earnings:

  Income before provision for income
    taxes                                        $ 66,214      $ 47,428
  Interest expense (including $12,447
    for 1997 to fund assets held for
    sale)                                         122,309       123,876
  Implicit interest in rents                        3,498         3,767

Total earnings                                   $192,021      $175,071

Fixed charges:

  Interest expense (including $12,447
    for 1997 to fund assets held for
    sale)                                        $122,309      $123,876
  Implicit interest in rents                        3,498         3,767

Total fixed charges                              $125,807      $127,643


Ratio of earnings to fixed charges                   1.53          1.37

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